EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

US Patent Office Issues Reexamination Certificate Confirming the Patentability of
Network-1’s Remote Power Patent

New York, New York October 20, 2014 -Network-1 Technologies, Inc. (OTC BB: NTIP) today announced that the United States Patent and Trademark Office (“USPTO”) issued a Reexamination Certificate for Network-1’s Remote Power Patent (U.S Patent No. 6,218,930).

The Certificate confirms the patentability of the challenged claims of the Remote Power Patent (claims 6, 8 and 9) without any amendment or modification.  The USPTO also allowedfourteen new claims, bringing the total number of claims in the Remote Power Patent to twenty-threeclaims.  No claims were rejected.

The Remote Power Patent was reexamined by the USPTO based on an unknown third party’s request for ex parte reexamination of certain claims of the Remote Power Patent.  The request was granted by the USPTO in September 2012.  The reexamination was stayed by the Patent Trial and Appeal Board (“PTAB”) in December 2012 pending the PTAB’s Inter Partes Review (“IPR”) of the Remote Power Patent.  In May 2014, the PTAB issued its Final Written Decision in favor of Network-1 in the IPR, rejecting the challenge to the patentability of the Remote Power Patent.  As part of its IPR decision, the PTAB ordered that the stay of the ex partereexamination be lifted and that the reexamination proceed.  On July 24, 2014, the Petitioners in the IPR proceedingeach filed a Notice of Appeal of the PTAB’s Final Written Decision to the United States Court of Appeals for the Federal Circuit.  On August 13, 2014, the USPTO issued its Notice of Intent to issue a Reexamination Certificate.

“These are important decisions by the USPTO,” said Corey M. Horowitz, Chairman and CEO of Network-1. These lengthy procedures have been successfully concluded with the USPTO twice confirming the validity of our Remote Power Patent,” he added.

The Remote Power Patent covers the remote delivery of power over Ethernet networks andhas generated licensing revenue in excess of $65 million from May 2007 to date.  Network-1 currently has sixteen license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation, and several other data networking vendors.

In September 2011, Network-1 initiated patent litigation against sixteen data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Remote Power Patent.  Named as defendants in the lawsuit, excluding affiliated parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.During the year ended December 31, 2012, Network-1entered into settlement agreements with defendants Motorola Solutions, Inc. (“Motorola”), Transition Networks, Inc. (“Transition Networks”) and GarretCom, Inc.(“GarretCom”).  In February 2013, Network-1 reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).As part of the settlements, Motorola, Transition Networks, GarretCom, Allied Telesis and NEC each entered into a non-exclusive license agreement for the Remote Power Patent pursuant to which each such defendant agreed to license the Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly or annual royalties based on their sales of PoE products.  On March 5, 2013, the Court stayed the litigation until a party requested that the litigation be lifted pending the recently completed IPR.  On September 11, 2014, Network-1 filed a motion to lift the stay and a decision by the Court is pending.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (22) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.Network-1s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770